AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made effective as of the 23rd day of December, 2013

AMONG:

BROADBAND NETWORK AFFILIATES, INC., a privately held Delaware corporation

(“BBNA”);

AND:

OCEAN THERMAL ENERGY CORPORATION, a privately held Delaware corporation

(“OTEC”);

AND:

THEODORE HERMAN, a stockholder, officer and director of BBNA (“Herman”).

Hereinafter, BBNA, OTEC and Herman may be referred to individually as a “Party” and collectively as “Parties.”

WHEREAS:

A.           The board of directors of each of BBNA and OTEC deem it advisable and in the best interests of their respective companies and stockholders that OTEC be merged with and into BBNA, with BBNA remaining as the surviving corporation;

B.           Herman owns 9,018,074 of the 11,170,000 issued and outstanding BBNA Shares (the “Herman Shares”), and OTEC desires to purchase 7,546,464 of the Herman Shares (the “Repurchased Herman Shares”) on the terms and conditions hereinafter set forth;

C.           The boards of directors of each of BBNA and OTEC have approved this Agreement and the Transaction (as defined below);

D.           Holders of a majority of each of the outstanding OTEC Shares and the outstanding BBNA Shares have approved this Agreement and the Transaction; and

E.           The Parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree each with the other as follows:

1.            DEFINITIONS

1.1           Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)           “1933 Act” means the United States Securities Act of 1933, as amended.

(b)          “1934 Act” means the United States Securities Exchange Act of 1934, as amended.

(c)           “Agreement” means this Agreement and Plan of Merger, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement.

(d)          “Applicable Securities Legislation” means all applicable securities legislation in all jurisdictions relevant to the issuance of the BBNA Shares, and the BBNA Warrants.

(e)           “Bankruptcy Code” means Title 11 of the United States Code, as amended.

(f)           “BBNA” has the meaning ascribed to it in the preamble to this Agreement.

(g)          “BBNA Documents” has the meaning ascribed to it in Section 4.2.

(h)          “BBNA Financial Statements” means the financial statements of BBNA prepared in accordance with US GAAP, unaudited, to December 15, 2013.

(i)           “BBNA Shares” means the common stock of BBNA.

(j)           “BBNA Warrants” means those warrants of BBNA to purchase up to an aggregate of 10,000,000 BBNA Shares with a Series A of 2,000,000 warrants at a warrant exercise price of $0.50 per share; with a Series B of 2,000,000 warrants at a warrant exercise price of $0.50 per share; with a Series C of 2,000,000 warrants at a warrant exercise price of $0.75 per share; with a Series D of 2,000,000 warrants at a warrant exercise price of $1.00 per share; with a Series E of 2,000,000 warrants at a warrant exercise price of $1.25 per share.

(k)           “Closing” means the completion of the Transaction, in accordance herewith, at which time the Closing Documents will be exchanged by the Parties, except for those documents or other items specifically required to be exchanged at a later time.

(l)           “Closing Date” a date mutually agreed upon by the Parties hereto.

(m)          “Closing Documents” means the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

(n)           “knowledge” shall mean, with respect to an entity, the actual knowledge of such entity’s president and such additional knowledge that such an officer would ordinarily obtain in the faithful execution of his or her duties.

(o)           “Loss” means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages, damages for lost profits or lost business opportunities.

(p)          “OTEC” has the meaning ascribed to it in the preamble to this Agreement.

(q)          “OTEC Documents” has the meaning ascribed to it in Section 3.2.

(r)           “OTEC Financial Statements” has the meaning ascribed to it in Section 3.

(s)           “OTEC Merger Consideration Note” has the meaning ascribed to it in Section 5.1(1).

(t)           “OTEC Shares” means the common stock of OTEC.

(u)          “OTEC Stockholders” means the stockholders of OTEC.

(v)          “SEC” means the United States Securities and Exchange Commission.

(w)         “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(x)           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(y)          “Transaction” means the acquisition of the Repurchased Herman Shares from Herman, the merger of OTEC into BBNA and the issuance of new BBNA Shares to the OTEC Stockholders.

(z)           “Warrant Holders” means those individuals and entities listed on Schedule 2 hereto.

(aa)         Exhibits. The following exhibits are attached to and form part of this Agreement:

Exhibit A -- Form of OTEC Merger Consideration Note
Exhibit B -- Form of BBNA Warrants

(bb)        Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1 -- OTEC Stockholders (prepared by OTEC)
Schedule 2 -- Warrant Holders (prepared by OTEC)
Schedule 3 -- Directors and Officers of BBNA (prepared by BBNA)
Schedule 4 -- Directors and Officers of OTEC (prepared by OTEC)

1.2           Currency. All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2.            BASIC TRANSACTION

2.1           Merger.

(a)          On and subject to the terms and conditions of this Agreement, immediately prior to the Effective Time (as defined below), Herman shall sell the Repurchased Herman Shares to OTEC, and at the Effective Time OTEC will merge with and into BBNA (the “Merger”). BBNA shall be the corporation surviving the Merger (the “Surviving Corporation”).

(b)          At Closing, Herman shall deliver either certificate(s) representing the Repurchased Herman Shares or an assignment separate from certificate if certificate(s) do not exist, in either case duly endorsed to OTEC or accompanied by notarized stock powers duly endorsed to OTEC, with (i) all such other documents as may be required to vest in OTEC good and marketable title to the Repurchased Herman Shares free and clear of any and all liens and (ii) all necessary stock transfer and other required documentary stamps.

2.2           Effect of Merger.

(a)          General. The Merger shall become effective on the date and at the time (the “Effective Time”) the Certificate of Merger has been accepted for filing with the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either OTEC or BBNA in order to carry out and effectuate the Transaction.

(b)          Tax Consequences. It is intended by the Parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereto adopt this Agreement as a “plan of reorganization” with the meaning of Sections 1.368-2(g) and 1.368-3(a) of the regulations promulgated under the Code.

(c)          Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of BBNA immediately prior to the Effective Time.

(d)          Bylaws. The Bylaws of Surviving Corporation shall be the Bylaws of BBNA immediately prior to the Effective Time.

(e)           Directors and Officers. The directors and officers of OTEC shall be the directors and officers of Surviving Corporation at and as of the Effective Time, each holding the office with the Surviving Corporation that he or she held with OTEC immediately prior to the Effective Time.

(f)           Conversion of Securities. At and as of the Effective Time, each outstanding OTEC Share shall be converted into the right to receive one BBNA Share. No OTEC securities shall be deemed to be outstanding or to have any rights other than those described and provided for in this Section 2 at and after the Effective Time. BBNA Shares outstanding prior to the Effective Time shall remain outstanding in the same number following the Effective Time.

(g)          Dissenting Shares. Each outstanding OTEC Share, the holder of which has not approved the Transaction and who has demanded and perfected its demand for payment of the fair value of its shares in accordance with the Delaware General Corporation Law (“Appraisal Rights”) and has not effectively withdrawn or lost its right to such payment (such shares the “Dissenting Shares”) shall not be converted into or represent a right to receive BBNA Shares pursuant to Section 2.2(f) hereof, and the holder thereof shall be entitled only to such rights as are granted by the Appraisal Rights. Each holder of Dissenting Shares who becomes entitled to payment for its OTEC Shares pursuant to Appraisal Rights shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights).

(h)          Effect of Merger. On the Effective Date, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of OTEC and BBNA; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of OTEC or BBNA on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in OTEC or BBNA, shall not revert or in any way be impaired by reason of the Merger; and all of the rights of creditors of OTEC and BBNA shall be preserved unimpaired, and all liens upon the property of OTEC or BBNA shall be preserved unimpaired, and all debts, liabilities, obligations and duties of OTEC and BBNA shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

2.3           Procedure for Exchange of OTEC Shares. Immediately after the Effective Time, the Surviving Corporation shall mail or cause to be mailed to the former OTEC Stockholders (excluding the holders of Dissenting Shares) at their addresses as they appear on the books and records of OTEC a letter of transmittal for OTEC Stockholders to use in surrendering the certificates representing their OTEC Shares in exchange for certificates representing the BBNA Shares to which they are entitled pursuant to the conversion under Section 2.2(f) hereof The BBNA Shares issued to the former OTEC Stockholders shall be, as of the Effective Time, fully paid and non-assessable and shall be issued pursuant to an exemption from the prospectus and registration requirements of the 1933 Act. All certificates representing the BBNA Shares to be issued in connection with the Transaction when issued will be endorsed with restrictive legends substantially in the same form as the following legend:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND WERE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

2.4           Restricted Shares. OTEC acknowledges that the BBNA Shares issued pursuant to the terms and conditions set forth in this Agreement will have such holding periods as are required under Applicable Securities Legislation and as a result may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with all Applicable Securities Legislation.

3.            REPRESENTATIONS AND WARRANTIES OF OTEC

Except as set forth in the disclosure schedules to be delivered to BBNA by OTEC on the date hereof (which disclosure schedules will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3 with disclosure in one section deemed disclosure in each other section in which it is reasonably apparent on its face that such disclosure would be required), and except as disclosed in the financial statements for the periods ended November 30, 2013 (“OTEC Financial Statements”), OTEC represents and warrants to BBNA, and acknowledges that BBNA is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of BBNA, as follows:

3.1           Organization and Good Standing. OTEC is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

3.2           Authority. OTEC has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by OTEC (collectively, the “OTEC Documents”) and to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of the OTEC Documents by OTEC and the consummation of the Transaction have been duly authorized by OTEC’s board of directors and stockholders. No other corporate or stockholder proceedings on the part of OTEC is necessary to authorize such documents or to consummate the Transaction. This Agreement has been, and the other OTEC Documents when executed and delivered by OTEC will be, duly executed and delivered by OTEC and this Agreement is, and the other OTEC Documents when executed and delivered by OTEC as contemplated hereby will be, valid and binding obligations of OTEC enforceable in accordance with their respective terms except:

(a)           as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)           as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)           as limited by public policy.

3.3           Capitalization of OTEC. The entire authorized capital stock and other equity securities of OTEC consists of 100,000,000 shares of common stock, par value $0.001 per share. As of the date of this Agreement, there are issued and outstanding: (i) 68,850,589 OTEC Shares; and (ii) warrants to purchase 340,000 OTEC Shares. All of the issued and outstanding OTEC Shares have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the General Corporation Law of the State of Delaware and OTEC’s certificate of incorporation and bylaws. There are no agreements to which OTEC is a party purporting to restrict the transfer of the OTEC Shares, no voting agreements, stockholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the OTEC Shares.

3.4           OTEC Stockholders. The OTEC Stockholders, as listed in Schedule 1 to this Agreement, are the only registered holders of the OTEC Shares.

3.5           Directors and Officers of OTEC. The duly elected or appointed directors and officers of OTEC are as set out in Schedule 4 to this Agreement.

3.6           Subsidiaries. OTEC has the following subsidiaries: (i) Ocean Thermal Energy Bahamas, Ltd.; (ii) Ocean Thermal Energy UK, Limited; (iii) OCEES International, Inc.; (iv) Ocean Thermal Energy Cayman Ltd.; (v) OTE HC, Ltd.; (vi) OTE BM, Ltd.; (vii) OTE Bahamas O&M Ltd; (viii) Ocean Thermal Energy Holdings, Ltd; (ix) OTE BM Energy Partners, LLC; (x) OTE HC; and (xi) OTEC Innovation Group, Inc.

3.7           Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)           conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of OTEC under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OTEC, or any of its material property or assets;

(b)          violate any provision of the certificate of incorporation or bylaws of OTEC; or

(c)           violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to OTEC or any of its material property or assets.

3.8           Actions and Proceedings. To the knowledge of OTEC, there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting OTEC or which involves any of the business, or the properties or assets of OTEC that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of OTEC taken as a whole (an “OTEC Material Adverse Effect”).

3.9           Compliance.

(a)           To the knowledge of OTEC, OTEC is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of OTEC; and

(b)           To the knowledge of OTEC, it is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute an OTEC Material Adverse Effect.

3.10         Filings, Consents and Approvals. To the knowledge of OTEC, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by OTEC of the Transaction or to enable OTEC to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted, except the filing of the Certificate of Merger with the Secretary of State of Delaware.

3.11         Absence of Undisclosed Liabilities. Except as disclosed in this Agreement or in the OTEC Financial Statements, and except as may have arisen since the date of the OTEC Financial Statements in the ordinary course of business, consistent with past practice, OTEC does not have any liabilities or obligations, either direct or indirect, matured or unmatured, absolute, contingent or otherwise that in the aggregate exceed $50,000, which have not heretofore been paid or discharged.

For purposes of this Agreement, the term “liabilities” includes any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.12         Absence of Changes. Except as disclosed in this Agreement or in the OTEC Financial Statements, since November 30, 2013, OTEC has not, except in the ordinary course of business:

(a)           failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)          sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)          created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of OTEC to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)          made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)          declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)           suffered any OTEC Material Adverse Effect;

(g)          received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(h)          made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $25,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets; or

(i)           agreed, whether in writing or orally, to do any of the foregoing.

3.13        Personal Property. OTEC possesses, and has good and marketable title of, or valid leasehold interests in, all property necessary for the continued operation of the business of OTEC and as presently conducted. All such property is used in the business of OTEC. All such property is in reasonably good operating condition, and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by OTEC are owned by OTEC free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

3.14         [reserved].

3.15         Real Property. OTEC does not own any real property but has a two (2) leases on office space. Each of the Leases is legal, valid, binding, enforceable and in full force and effect in all material respects. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms on the Closing Date. OTEC has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.16         Material Contracts and Transactions. The continuation and validity of each contract material to the operation of OTEC’s business (each, a “Contract”) will in no way be affected by the consummation of the Transaction and there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.17         Certain Transactions. OTEC is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.18         No Brokers. OTEC has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.19         Financial Condition. OTEC has delivered unaudited financial information to BBNA regarding its operations for the year ended 2012. The balance sheet included therein fairly presents in all material respects the financial condition of OTEC as of the date thereof, and the statement of operations fairly presents in all material respects the results of OTEC’ s operations for the period set forth therein.

4.            REPRESENTATIONS AND WARRANTIES OF BBNA AND HERMAN

BBNA and Herman, jointly and severally, represent and warrant to OTEC and the OTEC Stockholders and acknowledge that OTEC and the OTEC Stockholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of OTEC or the OTEC Stockholders, as follows:

4.1           Organization and Good Standing. BBNA is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

4.2           Authority. BBNA has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by BBNA (collectively, the “BBNA Documents”) and to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of the BBNA Documents by BBNA and the consummation by BBNA of the Transaction have been duly authorized by BBNA’s board of directors and the stockholders of BBNA and no other corporate or stockholder proceedings on the part of BBNA is necessary to authorize such documents or to consummate the Transaction. This Agreement has been, and the other BBNA Documents when executed and delivered by BBNA as contemplated by this Agreement will be, duly executed and delivered by BBNA and this Agreement is, and the other BBNA Documents when executed and delivered by BBNA, as contemplated hereby will be, valid and binding obligations of BBNA, enforceable in accordance with their respective terms, except:

(a)           as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)          as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)           as limited by public policy.

4.3           Transfer of all Assets. Immediately prior to Closing, BBNA shall have transferred or distributed to its stockholders all intellectual property and other assets which it then holds.

4.4           No Liabilities. Immediately prior to Closing, BBNA will not have any liabilities or obligations, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which have not been paid or discharged in full.

4.5           Capitalization of BBNA. The entire authorized capital stock of BBNA consists of 100,000,000 shares of common stock, par value of $0.0001, and 20,000,000 shares of preferred stock, par value $0.0001. As of the date of this Agreement, there are issued and outstanding: (i) 11,170,000 BBNA Shares; and (ii) the BBNA Warrants. Upon the consummation of the Merger, OTEC Stockholders will own not less than 95% of the BBNA Shares, on a fully diluted basis (but excluding the dilution of the BBNA Warrants and of BBNA Shares into which the BBNA Warrants may be exercised). A complete list of all persons or entities holding (i) BBNA Shares, or (ii) holding warrants and/or options to purchase BBNA Shares, and the number of BBNA Shares held by them or underlying such options or warrants, is set forth in Section 4.5 of the BBNA Disclosure Schedule. There are no outstanding shares of preferred stock of BBNA.

4.6           Validity of Issuances. All of the issued and outstanding BBNA Shares have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations and BBNA’s certificate of incorporation and bylaws. Other than the issuances contemplated by this Agreement and the BBNA Warrants set forth in Section 4.5 of the BBNA Disclosure Schedule, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating BBNA to issue any additional BBNA Shares or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from BBNA any BBNA Shares as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the BBNA Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the BBNA Shares.

4.7           Directors and Officers of BBNA. The duly elected or appointed directors and the duly appointed officers of BBNA are as listed on Schedule 3 to this Agreement.

4.8           Corporate Records of BBNA. The corporate records of BBNA, as required to be maintained pursuant to the Delaware General Corporation Law and Chapter 86 of the Nevada Revised Statutes regarding limited liability companies, are accurate, complete and current in all material respects, and the minute books of BBNA are, in all material respects, correct and contain all material records required by the laws of the States of Delaware and Nevada, in regards to all proceedings, consents, actions and meetings of the members, managers, the stockholders and the board of directors of BBNA.

4.9           Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:

(a)          conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of BBNA under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BBNA or any of its material property or assets; or

(b)          violate any provision of the applicable incorporation or charter documents of BBNA or violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to BBNA or any of their respective material property or assets.

4.10         Validity of BBNA Shares, and BBNA Warrants. The BBNA Shares to be issued to the OTEC Stockholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, The BBNA Warrants have been duly and validly authorized and issued and are binding commitments of BBNA. The BBNA Shares underlying the BBNA Warrants have been duly and validly reserved for issuance. The BBNA Shares underlying the BBNA Warrants, when issued in accordance with the BBNA Warrants, will be duly and validly issued, fully paid and non-assessable.

4.11         Actions and Proceedings. There is no judgement, demand, claim, charge, arbitration, grievance, action, suit, investigation, enforcement matter or proceeding by or before any court, arbiter, administrative agency or other governmental authority or regulatory body now pending or, to the knowledge of BBNA, threatened against BBNA which involves any of the business, or the properties or assets of BBNA. There is no reasonable basis for any claim or action that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of BBNA taken as a whole (a “BBNA Material Adverse Effect”).

4.12         Compliance.

(a)           BBNA is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of BBNA;

(b)           BBNA is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a BBNA Material Adverse Effect; and

(c)           BBNA has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of BBNA, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction.

4.13         Filings, Consents and Approvals. To the knowledge of BBNA, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by BBNA of the Transaction or to enable BBNA to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted, except the filing of the Certificate of Merger with the Secretary of State of Delaware.

4.14         Financial Condition. BBNA has delivered to OTEC the BBNA Financial Statements. The balance sheet included therein fairly presents in all material respects the financial condition of BBNA as of the date thereof, and the statement of operations fairly presents in all material respects the results of BBNA’s operations for the period set forth therein.

4.15         Absence of Undisclosed Liabilities. Except as disclosed in this Agreement or the BBNA Financial Statements, BBNA does not have any liabilities or obligations, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which have not heretofore been paid or discharged in full.

4.16         Absence of Certain Changes or Events. Except as and to the extent to be disclosed in the BBNA Financial Statements, BBNA has not:

(a)           failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)          sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)          created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of BBNA to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)          entered into, made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)          declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)           received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(g)          suffered a BBNA Material Adverse Effect;

(h)          made any change by BBNA in its accounting methods, principles or practices;

(i)           made commitments or agreements for capital expenditures, capital additions or betterments; or

(j)           agreed, whether in writing or orally, to do any of the foregoing.

4.17         No Subsidiaries. BBNA does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.18         Personal Property. There are no material equipment, furniture, fixtures, intellectual property and other tangible personal property and assets owned or leased by BBNA.

4.19         Employees and Consultants. BBNA does not have any employees or consultants.

4.20         Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which BBNA is a party.

4.21         No Brokers. BBNA has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction.

4.22         Certain Transactions. BBNA is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

4.23         Completeness of Disclosure. No representation or warranty by BBNA in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to OTEC or the OTEC Stockholders pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.24         Tax Matters.

(a)          BBNA has filed all Tax Returns that is required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by BBNA (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where BBNA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BBNA.

(b)          BBNA has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.25        SEC Comments. BBNA has received no comments or any other correspondence or inquiries from the SEC.

4.26        Bankruptcy of AP Corporate Services. Inc. On December 24, 2008, the United States Bankruptcy Court for the Central District of California confirmed the Joint Plan of Reorganization (the “Reorganization Plan”) proposed by AP Corporate Services, Inc. and each of its ten (10) subsidiaries, including BBNA, and pursuant to and in accordance with the Reorganization Plan, BBNA issued the BBNA Warrants to the current holders thereof The Reorganization Plan thereafter became effective on January 4, 2009.

4.27         Section 1145 Exemption. The issuance of the BBNA Warrants were issued in a manner exempt from registration under the 1933 Act pursuant to Section 1145 of the Bankruptcy Code, and the transfer of the BBNA Warrants and the issuance of the BBNA Shares upon exercise of the BBNA Warrants shall be freely-transferrable without registration.

4.28         Herman Representations as to Herman Shares. Herman hereby represents and warrants as follows:

(a)           Ownership of Herman Shares. Herman is both the record and beneficial owner of the Herman Shares. Herman is not the record or beneficial owner of any other BBNA Shares.

(b)           Authority of Herman. Herman has full power and authority and is competent to (i) execute, deliver and perform this Agreement, and each ancillary document which Herman has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Herman’s obligations hereunder and thereunder. The execution, delivery and performance by Herman of this Agreement and each ancillary document does not and will not conflict with, result in a breach of, or constitute a default or require a consent or action under, any agreement or other instrument to or by which Herman is a party or is bound or to which any of the properties or assets of Herman are subject, or any Legal Requirement (as defined herein) to which Herman is subject, or result in the creation of any lien on the Herman Shares. This Agreement, and the ancillary documents to be executed and delivered by Herman at the Closing, has been or will be at Closing duly executed and delivered by Herman (and each ancillary document, to be executed and delivered by Herman at or after the Closing will be duly executed and delivered by Herman), and this Agreement constitutes, and each ancillary document when executed and delivered by Herman will constitute, Herman’s legal, valid and binding obligation, enforceable against Herman in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy. For purposes of this Agreement, the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any governmental entity, and all requirements set forth in applicable contracts.

(c)           Transfer of Repurchased Herman Shares. Herman has and shall transfer to OTEC at Closing, good and marketable title to the Repurchased Herman Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. Herman has not and will not, directly or indirectly, assign or otherwise transfer his right to receive all or any portion of any amount which may be payable pursuant to this Agreement or any ancillary document or any interest therein.

5.            CLOSING CONDITIONS AND OTHER OBLIGATIONS

5.1           Conditions Precedent to Closing by BBNA. The obligation of BBNA to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified. These conditions of closing are for the benefit of BBNA and may be waived by BBNA in its sole discretion.

(a)          Representations and Warranties. The representations and warranties of OTEC set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date, as though made on and as of the Closing Date and OTEC will have delivered to BBNA a certificate dated as of the Closing Date to the effect that the condition set forth in this Section 5.1(a) has been met.

(b)          Performance. All of the covenants and obligations that OTEC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and OTEC will have delivered to BBNA a certificate dated as of the Closing Date to the effect that the condition set forth in this Section 5.1(b) has been met.

(c)          Transaction Documents. This Agreement, the OTEC Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to BBNA, will have been executed and delivered to BBNA by OTEC.

(d)          Secretary’s Certificate - OTEC. OTEC will have delivered to BBNA a certificate from the Secretary of OTEC (the “OTEC Secretary’s Certificate”) attaching:

(i)           a copy of OTEC’s certificate of incorporation, bylaws and all other incorporation documents, as amended through the Closing Date, and

(ii)          copies of resolutions duly adopted by the board of directors and stockholders of OTEC approving the execution and delivery of this Agreement and the consummation of the Transaction.

(e)           Third Party Consents. OTEC will have delivered to BBNA duly executed copies of all third party consents set forth in Section 3.7 of the OTEC Disclosure Schedules, in form and substance reasonably satisfactory to BBNA, if applicable.

(f)           Regulatory Approvals and Consents. All necessary regulatory approvals and consents to carry out the Transaction, if any, shall have been obtained in form and substance reasonably satisfactory to BBNA.

(g)           No Material Adverse Effect. No OTEC Material Adverse Effect will have occurred since the date of this Agreement.

(h)           No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)           prevent the consummation of the Transaction, or

(ii)           cause the Transaction to be rescinded following consummation.

(i)           OTEC Financial Statements. OTEC will have delivered the OTEC Financial Statements to BBNA.

(j)           OTEC Merger Consideration. Herman or his assigns shall receive $10,000 as consideration for the Merger and shall deliver the Repurchased Herman Shares to OTEC.

(k)           OTEC Merger Consideration Note. Herman or his assigns shall have received a Promissory Note of BBNA in the principal amount of $290,000.00 and in substantially the form of Exhibit A annexed hereto and made a part hereof (the “OTEC Merger Consideration Note”).

5.2           Conditions Precedent to Closing by OTEC. The obligation of OTEC to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified. These conditions precedent are for the benefit of OTEC and may be waived by OTEC in its discretion.

(a)          Representations and Warranties. The representations and warranties of BBNA and Herman set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date, and BBNA and Herman will have delivered to OTEC a certificate dated the Closing Date to the effect that the condition set forth in this Section 5.2(a) has been met.

(b)          Performance. All of the covenants and obligations that BBNA and Herman are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Each of BBNA and Herman must have delivered each of the documents required to be delivered by each of them pursuant to this Agreement. BBNA and Herman will have delivered to OTEC a certificate dated the Closing Date, to the effect that the conditions set forth in this Section 5.2(b) have been met.

(c)           Transaction Documents. This Agreement, the BBNA Documents and all other documents necessary or reasonably required to consummate the Transaction, including, without limitation, the Transferred Herman Shares and stock powers in accordance herewith, all in form and substance reasonably satisfactory to OTEC, will have been executed and delivered to OTEC by Herman and/or BBNA, as applicable.

(d)          Secretary’s Certificate. BBNA will have delivered to OTEC a certificate from its Secretary attaching:

(i)           a copy of the certificate of incorporation, bylaws and all other incorporation documents, as amended through the Closing Date, and

(ii)          copies of resolutions duly adopted by the board of directors and stockholders of BBNA approving the execution and delivery of this Agreement and the consummation of the Transaction.

(e)           No Material Adverse Effect. No BBNA Material Adverse Effect will have occurred since the date of this Agreement.

(f)           No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)           prevent the consummation the Transaction, or

(ii)          cause the Transaction to be rescinded following consummation.

(g)          Outstanding Shares. Upon the consummation of the Merger, OTEC Stockholders will own not less than 95% of the BBNA Shares on a fully diluted basis (but excluding the dilution of the BBNA Shares underlying the BBNA Warrants).

(h)          Regulatory Approvals and Consents. All necessary approvals and consents to carry out the Transaction shall have been obtained in form and substance reasonably satisfactory to OTEC.

(i)           Due Diligence. As attested by written notice of satisfactory completion to BBNA from OTEC, OTEC and its counsel and accountants will be reasonably satisfied with their due diligence investigation and review of the BBNA Documents, and the contents thereof.

(l)           BBNA Debts. BBNA will have provided evidence that it has satisfied, in full, all indebtedness, debt and liabilities on its books and all accounts payable. BBNA shall not have any actual or contingent liabilities, pending or threatened litigation or any outstanding regulatory enforcement matter with any governing or regulatory body and all promissory notes, debts or other obligations of BBNA currently outstanding shall be paid or converted on terms approved by OTEC in writing.

(m)         Blue Sky Filings. BBNA shall have made all required filings under the Delaware Blue Sky laws and the Blue Sky laws of any other applicable states;

(n)          Charter and By-laws Amendments. BBNA shall have effected an amendment to its charter and/or by-laws, as applicable, to provide for: (i) the creation and authorization of one hundred million (100,000,000) shares of common stock and twenty million (20,000,000) preferred stock, par value $0.0001 per share, (ii) the change of the name of BBNA to Ocean Thermal Energy Corporation, (iii) the increase of the number of seats on the board of directors of BBNA to five (5), and (iv) such other matters as determined by OTEC, in its sole discretion.

(o)          [reserved].

(p)          BBNA Warrants. The BBNA Warrants, in substantially the form of Exhibit B annexed hereto and made a part hereof, shall be outstanding and held by the Warrant Holders.

(q)          Officers and Directors. The current officers and directors of BBNA shall have resigned, or shall have tendered resignations to become effective upon closing, and shall have adopted resolutions naming Jeremy P. Feakins, Edward M. Baer, James D. Greenberg, and Frank DiCola as their successors as directors of BBNA and naming Jeremy P. Feakins, Edward M. Baer and James D. Greenberg as President/Chief Executive Officer, Treasurer and Secretary, respectively, of BBNA upon consummation of the Transaction, and copies of such resignations and resolutions shall have been provided to OTEC.

(r)           None of the Parties hereto shall have taken any action prior to consummation of the Transaction that could reasonably be expected to cause the Transaction to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.3           Notification of Financial Liabilities. BBNA will immediately notify OTEC in accordance with Section 9.6 hereof, if BBNA receives any advice or notification from its independent certified public accountants that BBNA has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of BBNA, any properties, assets, liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

5.4           Access and Investigation. Between the date of this Agreement and the Closing Date, OTEC, on the one hand, and BBNA, on the other hand, will, and will cause each of their respective representatives to:

(a)           afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)           furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)           furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a Party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other Party. Each Party will instruct its accountants to co-operate with the other Party and its representatives in connection with such investigations.

5.5           Confidentiality.

(a)           All information regarding the business of OTEC including, without limitation, financial information that OTEC provided to BBNA, will be kept in strict confidence by BBNA and will not be given to any other person or party or used (except in connection with due diligence), dealt with, exploited or commercialized by BBNA or disclosed to any third party (other than BBNA’s professional accounting and legal advisors) without the prior written consent of OTEC or as required to be disclosed by law, including SEC rules and the regulations of any stock exchanges on which BBNA Shares may trade. If the Transaction does not proceed for any reason, BBNA will immediately return to OTEC (or as directed by OTEC) any information received regarding OTEC’s business, including all copies thereof. Likewise, all information regarding the business of BBNA including, without limitation, financial information that BBNA provided to OTEC during its due diligence investigation of BBNA will be kept in strict confidence by OTEC and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by OTEC or disclosed to any third party (other than the OTEC Stockholders, professional accounting and legal advisors) without BBNA’s prior written consent or as required to be disclosed by law, including SEC rules and the regulations of any stock exchanges on which BBNA Shares may trade. If the Transaction does not proceed for any reason, OTEC will immediately return to BBNA (or as directed by BBNA) any information received regarding BBNA’s business. Each Party will provide an affidavit to the other that all documents were returned.

(b)           Herman acknowledges and agrees, subject to disclosure obligations under Applicable Securities Legislation or other laws or regulations, that he will not make any public pronouncements concerning the terms of this Agreement without the express written consent of OTEC prior to the Merger or the Surviving Corporation after the Merger, such consent not to be unreasonably withheld.

(c)           BBNA acknowledges and agrees that it has previously executed a non-disclosure agreement with OTEC and that it will continue to be obligated by the terms of that non-disclosure agreement.

5.6           Notification. Between the date of this Agreement and the Closing Date, each of the Parties to this Agreement will promptly notify the other Parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties contained herein, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the disclosure schedules relating to such Party, such Party will promptly deliver to the other Parties a supplement to the disclosure schedules specifying such change. During the same period, each Party will promptly notify the other Parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

5.7           Exclusivity. Until the later of such time, if any, as this Agreement is terminated pursuant to this Agreement or March I, 2014, BBNA will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of BBNA, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

5.8           Conduct of Business Prior to Closing. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, from the date of this Agreement to the Closing Date, and except to the extent that BBNA otherwise consents in writing, OTEC will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that OTEC otherwise consents in writing, BBNA will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

5.9           Certain Acts Prohibited - OTEC. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, OTEC will not, without the prior written consent of BBNA:

(a)          amend its articles, bylaws or other incorporation documents;

(b)          incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of OTEC except in the ordinary course of business;

(c)          dispose of or contract to dispose of any OTEC property or assets, except in the ordinary course of business consistent with past practice;

(d)          issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the OTEC Shares, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)          declare, set aside or pay any dividends on, or make any other distributions in respect of, the OTEC Shares; or

(f)           split, combine or reclassify any OTEC Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of OTEC Shares.

5.10         Certain Acts Prohibited - BBNA. Between the date of this Agreement and the Closing Date, BBNA will not, without the prior written consent of OTEC:

(a)          amend its articles, bylaws or other incorporation documents, except as provided for in this Agreement;

(b)          incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of BBNA;

(c)          dispose of or contract to dispose of any BBNA property or assets except in the ordinary course of business consistent with past practice and except as contemplated by this Agreement;

(d)          increase benefits or compensation expenses of BBNA, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person;

(e)           issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of BBNA;

(f)           declare, set aside or pay any dividends on, or make any other distributions in respect of, the BBNA Shares; or

(g)          split, combine or reclassify any BBNA Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for BBNA Shares except as otherwise contemplated by this Agreement.

5.11         Public Announcements. Until the Closing Date, BBNA and OTEC each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction without the prior written consent of the other Party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other Party and seeking its reasonable consent to such announcement.

6.            CLOSING

6.1           Closing. The Closing will take place on the Closing Date at the offices of the counsel for OTEC or at such other location as agreed to by the Parties. Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for OTEC and BBNA, provided such undertakings are satisfactory to each Party’s respective legal counsel.

6.2           Filing of the Certificate of Merger. On the Closing Date, BBNA shall take all actions reasonably required to promptly file the Certificate of Merger with the Secretary of State of Delaware.

7.            TERMINATION

7.1           Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)           mutual agreement of BBNA and OTEC;

(b)           BBNA, if there has been a material breach by OTEC of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of OTEC that is not cured, to the reasonable satisfaction of BBNA, within ten business days after notice of such breach is given by BBNA (except that no cure period will be provided for a breach by OTEC that by its nature cannot be cured);

(c)           OTEC, if there has been a material breach by BBNA or Herman of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of BBNA or Herman that is not cured, to the reasonable satisfaction of OTEC, within ten business days after notice of such breach is given by OTEC (except that no cure period will be provided for a breach by BBNA or Herman that by its nature cannot be cured);

(d)           OTEC or BBNA, if the Transaction has not been consummated prior to January 31, 2014 unless OTEC and BBNA both agree to extend such date in writing; or

(e)           OTEC or BBNA, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction.

7.2           Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereto, this Agreement will be of no further force or effect; provided, however, that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

8.            INDEMNIFICATION, REMEDIES, SURVIVAL

8.1           OTEC Indemnity. OTEC will indemnify, defend, and hold harmless BBNA and Herman from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by BBNA or Herman by reason of, resulting from, based upon or arising out of:

(a)           any misrepresentation, misstatement or breach of warranty of OTEC contained in or made pursuant to this Agreement, any OTEC Document or any certificate or other instrument delivered pursuant to this Agreement; and

(b)           the breach or partial breach by OTEC of any covenant or agreement of OTEC made in or pursuant to this Agreement, any OTEC Document or any certificate or other instrument delivered pursuant to this Agreement.

8.2           Herman Indemnity. Herman will indemnify, defend and bold harmless OTEC and the OTEC Stockholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by OTEC or the OTEC Stockholders by reason of, resulting from, based upon or arising out of:

(a)           any misrepresentation, misstatement or breach of warranty of BBNA or Herman, contained in or made pursuant to this Agreement, any BBNA Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)           the breach or partial breach by BBNA or Herman of any covenant or agreement of BBNA or Herman made in or pursuant to this Agreement, any BBNA Document or any certificate or other instrument delivered pursuant to this Agreement.

Notwithstanding the foregoing, no claims may be made for indemnification until the aggregate of all Losses suffered by the party claiming indemnification exceeds $10,000, at which time such party may seek indemnification for all such claims. The Surviving Corporation shall be entitled to deduct any and all amounts due and owing from Herman pursuant to the indemnity obligations set forth herein (“Herman Obligations”) from the OTEC Merger Consideration Note. The Surviving Corporation shall also be entitled to cancel shares of the Surviving Corporation held by Herman (the “Canceled Shares”) after the Effective Time to compensate OTEC and / or the OTEC Stockholders for any and all Herman Obligations, up to a value of such Canceled Shares (when aggregated with any other amounts paid by Herman or deducted from other amounts due and owing Herman). The number of Canceled Shares shall be equal to the Herman Obligations divided by an amount of $0.50 per share, as adjusted for any stock splits, stock dividends, combinations and the like occurring after the Effective Time. Exercise of this right may be made by the Surviving Corporation on its own accord or upon request from any OTEC Stockholder by the Surviving Corporation making a demand on Herman for surrender of a certificate representing at least the number of Canceled Shares. Herman shall, upon such request, deliver the certificate(s) representing the Canceled Shares, duly endorsed to the Surviving Corporation or accompanied by a notarized stock powers duly endorsed to the Surviving Corporation, with (i) all such other documents as may be required to vest in the Surviving Corporation good and marketable title to the Canceled Shares free and clear of any and all liens and (ii) all necessary stock transfer and other required documentary stamps. Upon receipt, the Surviving Corporation shall cancel such Canceled Shares and issue Herman a certificate for the balance of any shares formerly represented by such certificate that are not Canceled Shares. In the event Herman does not deliver a certificate for cancelation representing at least the number of Canceled Shares, the Surviving Corporation may cancel such Canceled Shares on its books and records. Herman shall maintain and, in the event of a cancelation of Canceled Shares, transfer to the surviving Corporation good and marketable title to the Canceled Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. Herman will not, prior to the Expiration Date, directly or indirectly, assign or otherwise transfer any Herman Shares other than as set forth in this Agreement.

9.            GENERAL

9.1           Effectiveness of Representations; Survival. Each Party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other Parties and all such representation, warranties and agreement will be effective regardless of any investigation that any Party has undertaken or failed to undertake. The representations, warranties and agreements will survive the Closing Date and continue in full force and effect until two (2) years after the Closing Date (the “Expiration Date”).

9.2           Further Assurances. Each of the Parties hereto will co-operate with the others and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

9.3           Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

9.4           Expenses. Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction, including all fees and expenses of agents, representatives, counsel, and accountants.

9.5           Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with the Transaction contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

9.6           Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, by electronic mail or faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below such Party’s signature from time to time for notice purposes. All such notices and other communications will be deemed to have been received:

(a)          in the case of personal delivery, on the date of such delivery;

(b)          in the case of electronic mail or fax, when the Party sending such electronic mail or fax has received electronic confirmation of its delivery;

(c)          in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)          in the case of mailing, on the fifth business day following mailing.

9.7           Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.8           Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

9.9           Assignment. This Agreement may not be assigned (except by operation of law) by any Party without the express, written approval of the other Parties to this Agreement, such approval will not be unreasonably withheld by any of the Parties to this Agreement.

9.10         Force Majeure. The obligations of the Parties and the timeframes established pursuant to this Agreement will be suspended to the extent and for the period that performance hereunder is prevented by factors beyond any of the Parties’ reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of god, laws, regulations, orders, proclamations or requests of any governmental or regulatory authority, inability to obtain on reasonable terms required permits, licenses or other authorizations, or any other matter similar to the above.

9.11         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein and the courts thereof will have non-exclusive jurisdiction over any disputes relating hereto.

9.12         Gender. All references to any Party will be read with such changes in number and gender as the context or reference requires.

9.13         Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.14         Facsimile Execution. This Agreement may be executed by delivery of executed signature pages by fax or other electronic transmission and such fax or electronic execution will be effective for all purposes.

9.15         Independent Legal Advice. Herman confirms he has been given an opportunity to seek and obtain independent legal advice prior to execution of this Agreement and cannot and does not rely on the representations of OTEC, BBNA or their respective advisors respecting the legal effects of this Agreement.

9.16         Schedules and Exhibits. The schedules and exhibits that are attached to this Agreement are incorporated herein.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

Broadband Network Affiliates, Inc. (a Delaware corporation)

By: /s/ Theodore Herman
Name: Theodore Herman
Title: President
Address:

Ocean Thermal Energy Corporation. (a Delaware corporation)

By: /s/ Jeremy Feakins
Name: Jeremy Feakins
Title: Chief Executive Officer
Address:

Theodore Herman

/s/ Theodore Herman
Name: Theodore Herman